Exhibit 10.22

AMENDMENT NO. TWO

TO

STOCK PURCHASE AGREEMENT

This Amendment No. Two to Stock Purchase Agreement (this “Amendment”) is made and entered into as of the 10th day of November, 2006, by and among Empire Financial Holding Company, a Florida corporation (the “Buyer”), Jesup & Lamont Holding Corporation, a Delaware corporation (the “Seller”), and Jesup & Lamont Securities Corporation, a Washington corporation (the “Company”).

WHEREAS, the Buyer, the Company and the Seller have heretofore entered into that certain Stock Purchase Agreement, dated as of September 14, 2006, as amended on November 2, 2006 (the “Agreement,” and capitalized terms defined in the Agreement shall have the same meaning when used in this Amendment).

WHEREAS, the Buyer, the Company and the Shareholder desire to enter into this Amendment for the purpose of changing the time and place of the closing of the transactions contemplated by the Agreement and establishing the effective date of the closing of such transactions.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.            Amendments. The Agreement is hereby amended by deleting Section 2.01 of the Agreement in its entirety and replacing it with the following:

The closing of the transactions contemplated herein (the “Closing”) shall be held at 10:00 a.m. local time on November 10, 2006 at the offices of Greenberg Traurig, LLP., 200 Park Avenue, New York, New York 10166 unless the parties agree in writing to another time, date or place, and shall be effective for all purposes as of the opening of business on November 1, 2006. Notwithstanding the foregoing, unless this Agreement has been previously terminated pursuant to the provisions of Section 9.01, the Closing shall be delayed until five Business Days after all of the conditions set forth in Article VI have been satisfied. The term “Closing Date” shall mean the date on which the Closing occurs.

2.            Effective Date. This Amendment shall be effective as of the date set forth above. From and after the effective date hereof, each reference in the Agreement to “this Agreement,” “hereto”, “hereunder” or words of like import, and all references to the Agreement in any and all agreements, instruments, documents, notes, certificates and other writings of every kind and nature shall be deemed to mean the Agreement as modified and amended by this Amendment.

3.            Counterparts. This Amendment may be executed in counterparts and by different parties hereto in separate counterparts each of which, when so executed and delivered, shall be deemed to be an original and all of which when taken together, shall constitute one and the same instrument.

4.            No Other Modifications. Except as otherwise expressly modified by the terms and provisions of this Amendment, the Agreement shall remain in full force and effect, and is hereby in all respects confirmed and ratified by the parties hereto; and, except as expressly provided herein, nothing in this Amendment will be construed as a waiver of any of the rights or obligations of the parties under the Agreement.

IN WITNESS WHEREOF, the Buyer, the Company and the Seller have executed this Amendment as of the date set forth above.

BUYER:

EMPIRE FINANCIAL HOLDING COMPANY

By:	/s/ Donald A. Wojnowski Jr.
Donald A. Wojnowski Jr.
Chief Executive Officer

COMPANY:

JESUP & LAMONT SECURITIES CORPORATION

By:	/s/ Stephen J. DeGroat
Stephen J. DeGroat
Chief Executive Officer

SELLER:

JESUP & LAMONT HOLDING CORPORATION

By:	/s/ Stephen J. DeGroat
Stephen J. DeGroat
Chief Executive Officer